Exhibit 10.3

MERUS N.V.

NON-EXECUTIVE DIRECTOR COMPENSATION PROGRAM

The non-executive directors (the “Non-Executive Directors” and each, a “Non-Executive Director”) of Merus N.V. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Executive Director Compensation Program (this “Program”). The compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board of Directors (the “Board”) or the general meeting of shareholders (the “General Meeting”) of the Company, to each Non-Executive Director who is entitled to receive such cash or equity compensation, unless such Non-Executive Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action taken by the Board at the recommendation of the Compensation Committee. This Program may be amended, modified or terminated at any time by action taken by the Board at the recommendation of the Compensation Committee. Except as otherwise provided in this Program with respect to Observers (as defined below), the terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a Non-Executive Director (or as a supervisory director) between the Company and any of its Non-Executive Directors.

Time spent in office and service as a supervisory director of the Company prior to the amendment to the articles of association of the Company on May 29, 2017 shall, for purposes of this Program, be considered to be time spent in office and service as Non-Executive Director.

I.    CASH COMPENSATION

A.    Annual Retainers. Each Non-Executive Director shall receive an annual retainer of $35,000 for service on the Board.

B.     Additional Annual Retainers. In addition, each Non-Executive Director shall receive the following annual retainers:

1.     Chairperson of the Board. A Non-Executive Director serving as Chairperson of the Board shall receive an additional annual retainer of $50,000 for such service.

2.     Audit Committee. A Non-Executive Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Executive Director serving as a member other than the Chairperson of the Audit Committee shall receive an additional annual retainer of $7,500 for such service.

3.     Compensation Committee. A Non-Executive Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $13,000 for such service. A Non-Executive Director serving as a member other than the Chairperson of the Compensation Committee shall receive an additional annual retainer of $5,000 for such service.

4.     Nomination and Corporate Governance Committee. A Non-Executive Director serving as Chairperson of the Nomination and Corporate Governance

Committee shall receive an additional annual retainer of $13,000 for such service. A Non-Executive Director serving as a member other than the Chairperson of the Nomination and Corporate Governance Committee shall receive an additional annual retainer of $3,750 for such service.

C.     Payment of Retainers. The annual retainers described in Sections I(A) and I(B) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Executive Director does not serve as a Non-Executive Director, or in the applicable positions described in Section I(B), for an entire calendar quarter, the retainer paid to such Non-Executive Director shall be prorated for the portion of such calendar quarter actually served as a Non-Executive Director, or in such position, as applicable.

D.     Annual Increase. Each annual retainer described in Sections I(A) and I(B) shall, without further action taken by the Board or the General Meeting, automatically increase on the first day of each calendar year by an amount equal to 3% of the value of such annual retainer in effect as of the immediately preceding calendar year.

E.     Observers. Unless the Board decides otherwise, the date service as an observer on the Board (an “Observer”) commences pursuant to, and as from the effective date of, a written services agreement entered into between such Observer and the Company shall be considered the effective date of commencing service as a Non-Executive Director for purposes of Section I.

II.    EQUITY COMPENSATION

Non-Executive Directors shall be eligible to be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2016 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”), shall be granted by the Board, and subject to such award or other agreements as approved by the Board. Subject to Section II(G), all applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock options hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement.

A.    Initial Awards. Each Non-Executive Director who is initially appointed to the Board shall be eligible to receive an option to purchase the number of common shares of the Company having an aggregate Grant Date Fair Value (as defined below) of $200,000, with any partial shares that result being rounded down to the nearest whole share. The awards described in this Section II(A) shall be referred to as “Initial Awards.” No Non-Executive Director shall be granted more than one Initial Award. “Grant Date Fair Value” shall mean the value of the option as of the date of grant, which value shall be determined using a Black-Scholes option pricing model and the valuation assumptions used by the Company in accounting for options as of such date; provided, that the fair market value of the common shares of the Company used in such calculation shall be based on the average trading price of the common shares of the Company over the preceding thirty day period. Unless otherwise determined by the Board, options to purchase common shares granted to an Observer while serving, or upon commencing service, as an Observer shall be considered an Initial Award under this Program.

B.     Subsequent Awards. A Non-Executive Director who (i) has been serving as a Non-Executive Director or Observer for at least six months and (ii) will continue to serve as a Non-Executive Director immediately following any annual General Meeting held following his or her initial appointment as a Non-Executive Director, is eligible to be granted, at the occasion of or as soon as practically possible following each such annual General Meeting an option to purchase the number of common shares of the Company having an aggregate Grant Date Fair Value of $100,000, with any partial shares that result being rounded down to the nearest whole share. The awards described in this Section II(B) shall be referred to as “Subsequent Awards.”

C.     Acceptance. For the avoidance of doubt, any grant of Initial Awards and Subsequent Awards under this Program will require a written or electronic notice of acceptance of the relevant Non-Executive Director, in the absence of which such Non-Executive Director will be deemed to have waived its rights to such a grant.

D.     Terms of Awards Granted to Non-Executive Directors

1.     Exercise Price. The per share exercise price of each option granted to a Non-Executive Director shall equal the Fair Market Value (as defined in the Equity Plan) of a common share of the Company on the date the option is granted.

2.     Vesting. Each Initial Award shall vest and become exercisable as to 33% of the shares subject to such Initial Award on the first anniversary of the date of grant and in 24 substantially equal monthly installments thereafter, such that the Initial Award shall be fully vested on the third anniversary of the date of grant, subject to the Non-Executive Director continuing in service as a Non-Executive Director (or an Observer) through each such vesting date. Each Subsequent Award shall vest and become exercisable in 12 substantially equal monthly installments following the date of grant, such that the Subsequent Award shall be fully vested on the first anniversary of the date of grant, subject to the Non-Executive Director continuing in service on the Board as a Non-Executive Director (or an Observer) through each such vesting date. Unless the Board decides otherwise, any portion of an Initial Award or Subsequent Award which is unvested or unexercisable at the time of a Non-Executive Director’s termination of service on the Board shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable. All Initial Awards and Subsequent Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

3.    Term. The maximum term of each Initial Award and each Subsequent Award granted hereunder shall be ten (10) years from the date the option is granted.

E.     Annual Increase; Award Limit. The Grant Date Fair Value of each Initial Award and Subsequent Award described in this Program shall, subject to approval by the Board, increase on the first day of each calendar year by an amount equal to 3% of the Grant Date Fair Value applicable to Initial Awards and Subsequent Awards in effect as of the immediately preceding calendar year; provided, that, in no event shall the number of shares awarded pursuant to (i) an Initial Award exceed 17,000 common shares of the Company and (ii) a Subsequent Award exceed 8,500 common shares of the Company, in each case, subject to adjustment as provided in the Equity Plan.

F.     Tax deductions. To the extent required to comply with applicable tax laws, the Company shall be allowed to make necessary deductions on any compensation payable under this Program, including (without limitation) for purposes of any payroll tax or income tax.

G.     Prevailing terms. In the event of any inconsistency between the terms of the Equity Plan and this Program, the terms of this Program shall prevail. Notwithstanding anything in this Program to the contrary, the terms of an Initial Award granted to an Observer shall be subject to the terms of the award agreement pursuant to which such Initial Award is granted.

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